Exhibit 99.1

Media & Investor Inquiries:

Darcie M. Brossart

(214) 863-1335

dbrossart@wyndham.com

WYNDHAM INTERNATIONAL COMPLETES REFINANCING, EXTENDING DEBT MATURITIES TO 2011

DALLAS (May 10, 2005) – Wyndham International, Inc. (AMEX:WBR) today announced that it has completed the refinancing of its corporate credit facilities and the majority of its outstanding mortgage debt. The Company entered into a $1.65 billion refinancing, extending its corporate debt maturities to 2011. This represents approximately 90 percent of Wyndham’s outstanding debt. Additionally, the debt pre-funds $100 million in capital to be invested into the Company’s owned and leased properties.

“This refinancing is a clear confirmation by the lending community of Wyndham’s financial strength,” said Fred J. Kleisner, Wyndham’s chairman, president and chief executive officer. “The opportunity to invest more capital in our properties further enhances Wyndham’s customer service offerings and provides a strong return through increased guest room rates.”

JP Morgan and Bear Stearns were joint book runners on the financings. Wyndham was assisted by JF Capital Advisors.

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean, Bermuda and Europe, and guarantees that the best rates for its properties will be found on its Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

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